Exhibit 99.01
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corp.	Symantec Corp.
408-517-8475	408-517-8324
Melissa_martin@symantec.com	hcorcos@symantec.com
Symantec Reports Strong Second Quarter Earnings Growth
Results Driven by Storage, High-Growth Areas and Continued Focus on Margin Expansion
CUPERTINO, Calif. – Oct. 29, 2008 – Symantec Corp. (Nasdaq: SYMC) today reported the results of its second quarter of fiscal year 2009, ended Oct. 3, 2008. GAAP revenue for the quarter was $1.518 billion and non-GAAP revenue was $1.523 billion, up 6 percent over the comparable period a year ago. Foreign currency movements positively impacted non-GAAP revenue by approximately 3.5 percentage points year-over-year, and negatively impacted revenue by 2 percentage points sequentially.
Quarterly Results
GAAP Results: GAAP operating margins for the second quarter were 14.3 percent. GAAP net income for the second quarter of fiscal year 2009 was $140 million compared with $50 million for the same quarter last year. GAAP diluted earnings per share were $0.16 compared with earnings per share of $0.06 for the same quarter last year. GAAP deferred revenue at the end of the quarter was $2.713 billion compared with $2.599 billion for the same quarter last year.
Cash flow from operating activities for the second quarter of fiscal year 2009 was $248 million compared with $331 million for the same quarter last year. This reduction was driven by increased cash tax payments versus the year ago period in which we received a tax refund, resulting in a year-over-year differential of more than $100 million.
Non-GAAP Results: Non-GAAP operating margins for the second quarter were 29.1 percent, up 390 basis points year-over-year. Non-GAAP net income for the second quarter of fiscal year 2009 was $311 million, up 18 percent compared with $263 million for the same quarter last year. Non-GAAP diluted earnings per share were $0.37, up 28 percent compared with earnings per share of $0.29 for the year ago quarter. Non-GAAP deferred revenue was $2.721 billion, up 4 percent compared with $2.624 billion at the end of the second quarter of fiscal year 2008. Foreign currency movements negatively impacted non-GAAP deferred revenue by 1 percentage point year-over-year, and negatively impacted deferred revenue by 5 percentage points sequentially.
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Symantec Reports Strong Second Quarter Earnings Growth

For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the attached condensed consolidated financial statements.
During the September 2008 quarter we repurchased 9.3 million shares, equivalent to $200 million. There is $600 million left in the current stock repurchase board authorization.
“In the face of a slowing economic environment around the world, Symantec continued to generate growth in both our core business and in high growth areas which are becoming increasingly important to our customers,” said John W. Thompson, chairman and chief executive officer, Symantec. “I am also quite pleased with our continued operating margin expansion and earnings growth, which is a result of our ongoing focus on managing costs and expenses.”
Business Segment and Geographic Highlights
For the quarter, Symantec’s Storage and Server Management segment represented 38 percent of total non-GAAP revenue and grew 12 percent year-over-year. The Consumer business represented 29 percent of total non-GAAP revenue and grew 2 percent year-over-year. The Security and Compliance segment represented 26 percent of total non-GAAP revenue and grew 1 percent year-over-year. Services represented 7 percent of total non-GAAP revenue and grew 16 percent year-over-year.
International revenue represented 50 percent of total non-GAAP revenue in the second quarter of fiscal year 2009 and grew 5 percent year-over-year. The Europe, Middle East and Africa region represented 32 percent of total non-GAAP revenue for the quarter and grew 3 percent year-over-year. The Asia Pacific/Japan revenue for the quarter represented 14 percent of total non-GAAP revenue and grew 11 percent year-over-year. The Americas, including the United States, Latin America and Canada, represented 54 percent of total non-GAAP revenue and increased 6 percent year-over-year.
Quarterly Highlights
Symantec signed 326 agreements worldwide versus 302 in the same period a year ago with a contract value of more than $300,000 each. Of the 326 agreements, 77 had a value of more than $1 million each versus 64 in the same period a year ago. In the second quarter of fiscal year 2009, 87 percent of the large transactions included multiple products.
(More)

Symantec Reports Strong Second Quarter Earnings Growth

Symantec signed new or extended agreements with customers including HealthEast Care System, the largest health care provider in the Twin Cities’ East Metro area; Flagstar Bank, a community bank with 175 banking centers in Michigan, Indiana and Georgia and 150 loan offices in 23 states; the United States Air Force, one of seven uniformed services of the United States; Consonus Technologies, a leading provider of IT infrastructure, data center, and managed services solutions; United States Forest Service; Horizon Blue Cross Blue Shield of New Jersey, the state’s largest health insurer; Northern Norway Regional Health Authority, which is responsible for public hospitals in northern Norway; Bundesagentur für Arbeit of Nuremberg, Germany; NTT DOCOMO, a leading Japanese mobile communications company; CBA/Commonwealth Bank, one of Australia’s leading providers of integrated financial services; and Korea Exchange, a world-class Premier Exchange.
Third Quarter Fiscal Year 2009 Guidance
Guidance assumes an exchange rate of $1.25 per Euro for the December 2008 quarter versus the actual average rate of $1.45 per Euro and the end period rate of $1.47 per Euro for the December 2007 quarter.
For the third quarter of fiscal year 2009, ending Jan. 2, 2009, GAAP revenue is estimated between $1.446 billion and $1.496 billion. GAAP diluted earnings per share are estimated between $0.11 and $0.14. GAAP deferred revenue is expected to be in the range of $2.696 billion and $2.821 billion.
Non-GAAP revenue for the quarter is estimated between $1.450 billion and $1.500 billion. Non-GAAP diluted earnings per share are estimated between $0.30 and $0.33. Non-GAAP deferred revenue is expected to be in the range of $2.700 billion and $2.825 billion.
Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the second quarter of fiscal year 2009, ended Oct. 3, 2008, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help businesses and consumers secure and manage their information. Headquartered in Cupertino, Calif., Symantec has operations in more than 40 countries. More information is available at www.symantec.com.
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Symantec Reports Strong Second Quarter Earnings Growth

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factor section of our Form 10-K for the year ended March 28, 2008.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R) and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	October 3,	March 28,
	2008	2008
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$2,262,157	$1,890,225
Short-term investments	42,485	536,728
Trade accounts receivable, net	645,179	758,200
Inventories	26,590	34,138
Deferred income taxes	196,273	193,775
Other current assets	258,495	316,852

Total current assets	3,431,179	3,729,918
Property and equipment, net	942,754	1,001,750
Acquired product rights, net	526,143	648,950
Other intangible assets, net	1,141,443	1,243,524
Goodwill	11,323,506	11,207,357
Investment in joint venture	133,073	150,000
Other long-term assets	65,120	55,291
Long-term deferred income taxes	58,781	55,304

Total assets	$17,621,999	$18,092,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$210,027	$169,631
Accrued compensation and benefits	344,051	431,345
Current deferred revenue	2,337,237	2,661,515
Income taxes payable	50,196	72,263
Short-term borrowing	—	200,000
Other current liabilities	228,906	264,832

Total current liabilities	3,170,417	3,799,586
Convertible senior notes	2,100,000	2,100,000
Long-term deferred revenue	375,989	415,054
Long-term deferred tax liabilities	194,728	219,341
Long-term income taxes payable	491,612	478,743
Other long-term liabilities	95,961	106,187

Total liabilities	6,428,707	7,118,911
Stockholders’ equity:
Common stock	8,357	8,393
Additional paid-in capital	9,121,142	9,139,084
Accumulated other comprehensive income	182,580	159,792
Retained earnings	1,881,213	1,665,914

Total stockholders’ equity	11,193,292	10,973,183

Total liabilities and stockholders’ equity	$17,621,999	$18,092,094

*	Derived from audited financials

SYMANTEC CORPORATION
Condensed Consolidated Statements of Income
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	October 3,	September 28,	October 3,	September 28,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenues:
Content, subscriptions, and maintenance	$1,180,715	$1,117,165	$2,471,707	$2,203,683
Licenses	337,295	301,924	696,625	615,744

Total net revenues	1,518,010	1,419,089	3,168,332	2,819,427
Cost of revenues:
Content, subscriptions, and maintenance	212,070	205,572	430,644	415,238
Licenses	10,398	9,892	18,845	21,130
Amortization of acquired product rights	86,602	89,062	171,563	178,422

Total cost of revenues	309,070	304,526	621,052	614,790

Gross profit	1,208,940	1,114,563	2,547,280	2,204,637
Operating expenses:
Sales and marketing	596,983	595,162	1,259,802	1,163,692
Research and development	219,049	221,057	450,484	446,635
General and administrative	84,838	86,405	177,604	172,250
Amortization of other purchased intangible assets	55,651	56,926	111,030	113,851
Restructuring	9,790	9,578	26,795	28,578
Impairment of assets	26,204	86,546	26,204	86,546

Total operating expenses	992,515	1,055,674	2,051,919	2,011,552

Operating income	216,425	58,889	495,361	193,085
Interest income	12,302	19,179	30,290	40,000
Interest expense	(6,712)	(6,617)	(16,281)	(12,908)
Other income (expense), net	(8,782)	1,965	(8,843)	3,231

Income before income taxes and loss from joint venture	213,233	73,416	500,527	223,408
Provision for income taxes	62,414	23,048	156,835	77,834
Loss from joint venture	10,746	—	16,927	—

Net income	$140,073	$50,368	$326,765	$145,574

Earnings per share — basic	$0.17	$0.06	$0.39	$0.16
Earnings per share — diluted	$0.16	$0.06	$0.38	$0.16
Weighted-average shares outstanding — basic	838,489	875,662	838,537	883,652
Weighted-average shares outstanding — diluted	852,334	892,759	853,174	901,683

SYMANTEC CORPORATION
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Six Months Ended
	October 3,	September 28,
	2008	2007
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$326,765	$145,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	411,567	417,493
Stock-based compensation expense	89,495	81,734
Impairment of assets	25,870	86,546
Deferred income taxes	(917)	(103,900)
Income tax benefit from the exercise of stock options	17,929	17,268
Excess income tax benefit from the exercise of stock options	(16,007)	(13,529)
Loss from joint venture	16,927	—
Realized and other than temporary impairment loss on investments	2,330	—
Other	11,235	3,076
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	99,884	118,986
Inventories	5,945	10,497
Accounts payable	(986)	7,647
Accrued compensation and benefits	(81,905)	(418)
Deferred revenue	(228,632)	(229,013)
Income taxes payable	(51,477)	131,436
Other assets	72,683	50,404
Other liabilities	(38,839)	(41,523)

Net cash provided by operating activities	661,867	682,278
INVESTING ACTIVITIES:
Purchase of property and equipment	(125,339)	(138,029)
Proceeds from sales of property and equipment	39,547	—
Cash payments for business acquisitions, net of cash and cash equivalents acquired	(186,826)	(852,286)
Purchases of available-for-sale securities	(172,891)	(640,570)
Proceeds from sales of available-for-sale securities	667,693	498,386

Net cash provided by (used in) investing activities	222,184	(1,132,499)
FINANCING ACTIVITIES:
Repurchase of common stock	(399,894)	(899,984)
Net proceeds from sales of common stock under employee stock benefit plans	185,537	130,220
Repayment of short-term borrowing	(200,000)	—
Excess income tax benefit from the exercise of stock options	16,007	13,529
Repayment of other long-term liability	(3,716)	(7,604)
Tax payments related to restricted stock issuance	(14,830)	(3,050)

Net cash used in financing activities	(416,896)	(766,889)
Effect of exchange rate fluctuations on cash and cash equivalents	(95,223)	46,440

Increase (decrease) in cash and cash equivalents	371,932	(1,170,670)
Beginning cash and cash equivalents	1,890,225	2,559,034

Ending cash and cash equivalents	$2,262,157	$1,388,364

SYMANTEC CORPORATION
Reconciliation of Non-GAAP Adjustments
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 3,	September 28,	October 3,	September 28,
	2008	2007	2008	2007
NET REVENUES:
GAAP net revenues	$1,518,010	$1,419,089	$3,168,332	$2,819,427
Deferred revenue related to acquisitions(1)	4,969	18,243	9,740	40,749

Non-GAAP net revenues	$1,522,979	$1,437,332	$3,178,072	$2,860,176

GROSS PROFIT:
GAAP gross profit	$1,208,940	$1,114,563	$2,547,280	$2,204,637
Deferred revenue related to acquisitions(1)	4,969	18,243	9,740	40,749
Stock-based compensation (2)	4,240	4,499	7,876	8,895
Amortization of acquired product rights (3)	86,602	89,062	171,563	178,422

Gross profit adjustment	95,811	111,804	189,179	228,066

Non-GAAP gross profit	$1,304,751	$1,226,367	$2,736,459	$2,432,703

OPERATING EXPENSES:
GAAP operating expenses	$992,515	$1,055,674	$2,051,919	$2,011,552
Stock-based compensation(2)	(40,408)	(36,490)	(81,619)	(72,838)
Amortization of other intangible assets(3)	(55,651)	(56,926)	(111,030)	(113,851)
Restructuring (4)	(9,790)	(9,578)	(26,795)	(28,578)
Impairment of assets(5)	(26,281)	(86,546)	(25,870)	(86,546)
Gain on sale of assets(6)	1,341	—	1,341	—
Executive incentive bonuses (7)	—	(1,314)	396	(3,116)
Integration (8)	—	—	—	(441)

Operating expense adjustment	(130,789)	(190,854)	(243,577)	(305,370)

Non-GAAP operating expenses	$861,726	$864,820	$1,808,342	$1,706,182

OPERATING INCOME:
GAAP operating income	$216,425	$58,889	$495,361	$193,085
Gross profit adjustment	95,811	111,804	189,179	228,066
Operating expense adjustment	130,789	190,854	243,577	305,370

Non-GAAP operating income	$443,025	$361,547	$928,117	$726,521

NET INCOME:
GAAP net income	$140,073	$50,368	$326,765	$145,574
Gross profit adjustment	95,811	111,804	189,179	228,066
Operating expense adjustment	130,789	190,854	243,577	305,370
Settlements of litigation (9)	1,748	—	1,748	—
Joint venture:
Amortization of other intangible assets/stock-based compensation(10)	2,035	—	3,405	—
Income tax effect on above items (11)	(59,279)	(90,391)	(111,717)	(153,677)

Non-GAAP net income	$311,177	$262,635	$652,957	$525,333

EARNINGS PER SHARE — DILUTED:
GAAP earnings per share	$0.16	$0.06	$0.38	$0.16
Stock-based compensation adjustment per share, net of tax (2)	0.04	0.04	0.08	0.07
Other non-GAAP adjustments per share, net of tax (1, 3-10)	0.17	0.19	0.31	0.35

Non-GAAP earnings per share	$0.37	$0.29	$0.77	$0.58

WEIGHTED-AVERAGE SHARES OUTSTANDING — DILUTED:
GAAP weighted-average shares outstanding	852,334	892,759	853,174	901,683

The non-GAAP financial measures included in the tables above are non-GAAP net revenues, non-GAAP net income and non-GAAP earnings per share, which adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, write-downs of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.

(1)	Fair value adjustment to deferred revenue. We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue provides useful information to our management, as well as to investors.

(2)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards Number 123(R), or SFAS 123(R). When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS 123(R) to our results of operations. For the three and six months ended October 3, 2008 and September 28, 2007, respectively, stock-based compensation was allocated as follows:

	Three Months Ended		Six Months Ended
	October 3,	September 28,	October 3,	September 28,
	2008	2007	2008	2007
Cost of revenues	$4,240	$4,499	$7,876	$8,895
Sales and marketing	18,172	13,957	37,532	28,420
Research and development	14,026	14,841	27,153	29,008
General and administrative	8,210	7,692	16,934	15,410

Total stock-based compensation	$44,648	$40,989	$89,495	$81,733

(3)	Amortization of acquired product rights and other intangible assets. When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring. We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.

(5)	Impairment of Assets. Following a review of our real estate holdings we determined that certain long-term assets were underutilized. As a result, we have committed to sell vacant buildings and land. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell.

During the September 2007 quarter, management determined that certain tangible and intangible assets and liabilities of the Storage and Server Management segment (formally the Data Center Management segment) did not meet the long term strategic objectives of the segment, and we recorded a write-down in the value of these assets and liabilities to the respective estimated fair value. On March 8, 2008 these assets were sold to a third party. We do not believe that these charges are indicative of future operating results and believe that investors benefit from an understanding of our operating results without giving effect to them.

(6)	Gain on sale of assets. During the September 2008 quarter, we sold two buildings. We exclude these gains because each is a unique one-time occurrence that is not closely related to, or a function of, our ongoing operations.

(7)	Executive incentive bonuses. We have excluded bonuses related to acquisitions and executive sign-on bonuses for newly hired executives. We expect the benefit from these hires and retentions to extend over an indeterminate future period, but under GAAP we are required to expense the entire cost of the bonus in the period paid. We exclude these amounts to provide better comparability of the periods that include and do not include these charges. We believe that investors benefit from an understanding of our operating results for the periods presented without giving effect to these charges.

(8)	Integration. These charges consist of expenses incurred for consulting services and other professional fees associated with integration activities of acquisitions. Because these expenses are non-recurring and unique to specific acquisitions, we believe they are not indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.

(9)	Settlements of litigation. From time to time we are party to legal settlements. We exclude the impact of these settlements because we do not consider this litigation to be part of the ongoing operation of our business and because of the singular nature of the claims underlying the matter.

(10)	Joint venture. Consistent with the reasons discussed in footnotes 2 and 3 above, we exclude stock-based compensation charges and amortization of other intangible assets related to the joint venture from our non-GAAP net income.

(11)	Income tax effect on above items. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue
Components to Non-GAAP Revenue
(In thousands)
(Unaudited)

	Three Months Ended Oct 3, 2008			Six Months Ended Oct 3, 2008
		Non-GAAP			Non-GAAP
	GAAP	Adjustments(1)	Non-GAAP	GAAP	Adjustments(1)	Non-GAAP
Net Revenues	$1,518,010	$4,969	$1,522,979	$3,168,332	$9,740	$3,178,072

Revenue by Segment (2)
Security & Compliance Group	$400,992	$2,192	$403,184	$846,639	$5,468	$852,107
Storage and Server Management Group	572,309	230	572,539	1,187,465	889	1,188,354
Consumer	437,655	2,537	440,192	909,986	3,345	913,331
Services	106,624	10	106,634	223,337	37	223,374
Other	$430	$—	$430	$905	$1	$906

Revenue by Geography:
Americas (3)	$821,823	$4,415	$826,238	$1,683,277	$8,208	$1,691,485
EMEA	480,182	479	480,661	1,038,021	1,289	1,039,310
Asia Pacific/Japan	$216,005	$75	$216,080	$447,034	$243	$447,277

Total U.S. Revenue	$754,674	$4,414	$759,088	$1,539,979	$8,196	$1,548,175
Total International Revenue	$763,336	$555	$763,891	$1,628,353	$1,544	$1,629,897

	Three Months Ended Sep 28, 2007			Six Months Ended Sep 28, 2007
		Non-GAAP			Non-GAAP
	GAAP	Adjustments(1)	Non-GAAP	GAAP	Adjustments(1)	Non-GAAP
Net Revenues	$1,419,089	$18,243	$1,437,332	$2,819,427	$40,749	$2,860,176

Revenue by Segment (2)
Security & Compliance Group	$388,524	$10,961	$399,485	$776,193	$24,166	$800,359
Storage and Server Management Group	507,956	4,398	512,354	1,013,536	10,092	1,023,628
Consumer	433,508	—	433,508	857,258	—	857,258
Services	88,773	2,884	91,657	171,871	6,491	178,362
Other	$328	$—	$328	$569	$—	$569

Revenue by Geography:
Americas (3)	$764,470	$12,222	$776,692	$1,515,919	$27,173	$1,543,092
EMEA	460,485	5,191	465,676	918,289	11,676	929,965
Asia Pacific/Japan	$194,134	$830	$194,964	$385,219	$1,900	$387,119

Total U.S. Revenue	$695,517	$12,027	$707,544	$1,377,163	$26,723	$1,403,886
Total International Revenue	$723,572	$6,216	$729,788	$1,442,264	$14,026	$1,456,290
The non-GAAP financial measures included in the tables above are non-GAAP net revenues, non-GAAP net income and non-GAAP earnings per share, which adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, write-downs of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.

(1)	We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue provides useful information to our management, as well as to investors.

(2)	During the first quarter of fiscal year 2009, Altiris services’ revenue was reclassified from the Security and Compliance segment to the Services segment. Data shown from the prior periods have been reclassified to match the current reporting structure.

(3)	The Americas includes the United States, Latin America, and Canada.

SYMANTEC CORPORATION
Reconciliation of GAAP deferred revenue
to Non-GAAP deferred revenue
(in thousands)
(Unaudited)

	As of:
	Oct 03, 2008	Jul 04, 2008	Mar 28, 2008	Dec 28, 2007	Sep 28, 2007	Jun 29, 2007	Mar 30, 2007	Dec 29, 2006	Sep 29, 2006
Deferred revenue reconciliation
GAAP deferred revenue	$2,713,226	$3,011,682	$3,076,569	$2,877,173	$2,598,597	$2,664,775	$2,753,783	$2,559,201	$2,325,355
Add back:
Deferred revenue related to acquisitions(1)	7,833	12,834	11,662	19,856	25,888	44,007	17,958	25,448	22,263

Non-GAAP deferred revenue	$2,721,059	$3,024,516	$3,088,231	$2,897,029	$2,624,485	$2,708,782	$2,771,741	$2,584,649	$2,347,618

We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP deferred revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1)	We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses had recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this deferred revenue provides useful information to our management, as well as to investors.

SYMANTEC CORPORATION
Guidance — Reconciliation of Projected GAAP Revenue, GAAP Deferred Revenue and GAAP Earnings per Share
to Non-GAAP Revenue, Deferred Revenue and Earnings per Share
(Unaudited)

Three Months Ending:
January 2, 2009
Revenue reconciliation (in millions)
GAAP revenue range	$1,446-$1,496
Add back:
Deferred revenue related to acquisitions (1)	4

Non-GAAP revenue range	$1,450-$1,500

Earnings per share reconciliation
GAAP earnings per share range	$0.11-$0.14
Add back:
Stock-based compensation, net of tax (2)	0.04
Deferred revenue related to acquisitions, amortization of acquired product rights and other intangible assets, and restructuring net of tax (1,3,4)	0.15

Non-GAAP earnings per share range	$0.30-$0.33

As of:
January 2, 2009
Deferred revenue reconciliation (in millions)
GAAP deferred revenue range	$2,696-$2,821
Add back:
Deferred revenue related to acquisitions (1)	4

Non-GAAP deferred revenue range	$2,700-$2,825

We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s operating performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results both as a consolidated entity and at the business unit level, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers. These measures are used by our management for the reasons associated with each of the adjusting items as described below.

(1)	Fair value adjustment to deferred revenue. We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue and deferred revenue provides useful information to our management, as well as to investors.

(2)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards Number 123(R), or SFAS 123(R). When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS 123(R) to our results of operations.

(3)	Amortization of acquired product rights and other intangible assets. When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring. We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.